EXHIBIT 11

NEXLE CORP.
CALCULATION OF EARNINGS PER SHARE

						Nine Months    	Nine Months
						Ended 		Ended
						September 30, 	September 30,
						2001	 	2000

BASIC:
Weighted average number of
	shares of  common stock			15,943,645	 15,000,000

Net income (loss)	 		     $ 	  (16,701)  	       (954)

BASIC EARNINGS PER SHARE:
Net income	 			     $ 	     0.00 	       0.00
DILUTED:
Weighted average number of
	shares of  common stock			15,943,645	 15,000,000

Net income (loss)	 		     $ 	   (16,701) 	       (954)
DILUTED EARNINGS PER SHARE:
Net income	 			     $ 	      0.00 	       0.00


								WEIGHTED
				2001		DAYS  DAYS IN	AVERAGE
				SHARES ISSUED	O/S   PERIOD    SHARES
				YTD:
Shares issued - 12/31/00	15,000,000	271   271	15,000,000
Shares issued - 4/1/01		100,000		180   271	66,420
Shares issued - 5/15/01		1,748,000	136   271	877,225

				16,848,000			15,943,645